Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Stock Plan, the 2013 Equity Incentive Plan, and the Employee Stock Purchase Plan of RetailMeNot, Inc. of our reports dated April 5, 2013 (except for Note 16 as to which the date is July 5, 2013) with respect to the consolidated financial statements of RetailMeNot, Inc., and July 16, 2012, with respect to the financial statements of eConversions Limited, , included in the Registration Statement (Form S-1 No. 333-189397) and related Prospectus of RetailMeNot, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

August 7, 2013